Exhibit 10.1


                              EMPLOYMENT AGREEMENT


            This Agreement, dated as of June 7, 2004 but effective as of January 1, 2004, is between Wireless Frontier Internet, Inc. ("Employer" or the "Company"), and Alex J. Gonzalez("Employee"). Employer and Employee agree to the following terms and conditions of employment.

      1. Period of Employment.

            Employer shall employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 for the period of three (3) years commencing on the date of this Agreement and will automatically renew an additional three (3) year term unless Employment is terminated in accordance with Section 4.

      2. Position and Responsibilities.

            (a)   Position.

            Employee accepts employment with the Company as Chief Executive Officer and shall perform all services appropriate to that position, as well as such other duties and services as may be assigned by Employer. Employee shall devote his best efforts to the performance of his duties. Employee shall be subject to the direction of the Board of Directors, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered.

            (b)   Extent of Services.

            Employee shall devote his entire business time, attention and energies to the business of the Company so long as employment with the company continues. The foregoing, however, shall not preclude Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and services do not interfere or conflict with his responsibilities to the company.


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            (c)   Representations and Warranties.

            Employee represents and warrants that his execution of this Agreement, his employment with Employers, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity. Employee agrees that he will not use for the benefit of, or disclose to, Employer any confidential information belonging to any former employer or other entity unless he has written permission from the employer or entity to do so (or unless Employer has been granted such permission).

      3. Compensation and Benefits.

            (a)   Base Salary.

                  (1) In consideration of the services to be rendered under this Agreement, Employee shall receive Base Salary as provided herein. For purposes of this Agreement, Base Salary shall mean a minimum cash salary in the total amount of Twelve Thousand Five Hundred dollars ($12,500) per month, payable semi-monthly, pursuant to the procedures regularly established and as they may be amended by Employer during the Period of Employment, as well as other compensation provided in this Section 3. Base Salary may be deferred at the option of Employee, and in such case, Base Salary shall accrue interest at prime plus 1% as quoted in the Wall Street Journal. Employee has the option to convert any or all Base Salary and accrued interest in a cash lump sum payment, or may accept payment in Employer's common stock restricted under Rule 144 at a conversion rate of One Hundred Ten percent (110%) of the average closing bid during the month prior to the month being compensated.

                  (2) As Employee becomes eligible, Employee shall have the right to participate in and to receive benefits from any Employer stock option plan generally made available to similarly situated employees of Employer.

                  (3) Base Salary shall be adjusted by any tax withholdings required under applicable law.


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            (b)   Benefits.

             Employee shall be entitled to fringe benefits comparable to similarly situated executives, officers or directors of the Company, including paid annual tax preparation assistance. As Employee becomes eligible, Employee shall have the right to participate in and to receive benefits from all present and future benefit plans generally made available to similarly situated employees of Employer. The amount and extent of benefits to which Employee is entitled shall be governed by the Company's specific benefit plans, as amended. Employee shall also be entitled to any benefits or compensation tied to termination as described in Section 4. No oral statement concerning benefits or compensation to which Employee is entitled shall alter in any way the term of this Agreement or its termination.

            (c)   Insurance and Indemnity.

            Employer shall obtain and pay for the benefit of Employee director's and officer's liability insurance coverage to protect Employee from personal liability to the fullest extent allowed by law for acts undertaken as an officer or director of Employer or an Affiliate. Furthermore, to the fullest extent allowed by law, Employer shall indemnify Employee for and hold Employee harmless from any and all claims or causes of action arising out of Employee's exercise of his duties as an employee, officer or director of Employer or an Affiliate. Employer shall also provide full benefits package, including family medical insurance, employee disability and life insurance ($1,000,000) coverage for the term of this agreement, with beneficiaries to be determined by Employee.

            (d)   Bonus.

                  (1) Employee is eligible for annual cash bonuses as awarded by the Board of Directors. Employee is also eligible for stock option awards as awarded by the Board of Directors per the Employee Stock Option Plan.

                  (2) Employee will upon execution of this Agreement, receive Employee Stock Options according to the following schedule with the corresponding exercise prices:

             - December 31, 2004 - 3,440,531 shares - $0.20 exercise price
             - December 31, 2005 - 3,440,531 shares - $0.25 exercise price
             - December 31, 2006 - 3,440,530 shares - $0.31 exercise price
             - December 31, 2007 - 3,440,530 shares - $0.40 exercise price

                  These options will entitle Employee to purchase from Wireless Frontier Internet, Inc. the number of shares of Common Stock listed for a period of five (5) years.


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      4. Termination of Employment

            (a)   By Notice.

            Employer or Employee may terminate Employee's employment without Cause (as defined below) by providing the other with sixty (60) days advance written notice.

             In the event Employer exercises its right to terminate under this subsection, Employee shall have the option, in his complete discretion, to terminate Employee's employment at any time prior to the end of such notice period, however, Employer shall nevertheless pay to Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period, plus $100,000. In addition, Employer shall pay to Employee a Severance Payment, as described in Paragraph 4(g) below, which payment shall be in lieu of any liquidated damages under this Agreement for any alleged breach of Employer.

            (b)   By Death.

            The Period of Employment shall terminate automatically upon the death of Employee. All stock options, warrants and bonus stock shall vest and be due. In addition, Employer shall pay to Employee's beneficiaries or estate, as appropriate, any Base Salary, other compensation and benefits then due and owing, including payment for accrued unused vacation, if any, as well as death benefits to the surviving heirs in the amount equal to 50% of Employee's Base Salary for the next thirty-six (36) months following the date of death. Thereafter, all obligations of Employer under this Agreement shall cease. Nothing in this subsection shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

            (c)   By Employer For Cause.

            At any time, and without prior notice, Employer may terminate Employee for Cause. Employer shall pay to Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary less amount actually paid, if salary has been accrued in lieu of full salary payment. Employer shall pay Employee all compensation then due and owing; In addition, Employer shall pay to Employee a Severance Payment, as described in Paragraph 4(g) below, which payment shall be in lieu of any liquidated damages under this Agreement for any alleged breach of Employer. Thereafter, all of Employer's obligations under this Agreement shall cease. Termination shall be for "Cause" if Employee: (i) breached or habitually neglected the duties of the CEO or President which he was required by this Agreement or the Board of Directors to perform, or (ii) committed act(s) of dishonesty, theft, embezzlement,


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fraud, misrepresentation, or other act(s) or moral turpitude against the
Company, its subsidiaries or affiliates, it shareholders or its employees. Additionally, the Employee may not be terminated "For Cause" for refusing to move from the City of Fort Stockton .

            (d)   Change in Employer Status.

            Notwithstanding anything above or Employee's voluntary reassignment, Employee may terminate the Period of Employment upon any formal action of Employer's Board of Directors to materially change Employee's existence as an Executive Officer , or otherwise wind up its affairs, to sell all or substantially all of its assets. In the event that Employer removes Employee from the Chief Executive Officer position, Employer will assign Employee to another Executive position in the Company with the same compensation, term, and benefits for the duration of this contract. In the event Employee terminates the Period of Employment under this subsection, Employer shall pay Employee an amount equal to the sum of the following: (i) his Base Salary and all other compensation and benefits due and owing through the last day actually worked;
(ii) one hundred thousand dollars ($100,000) in cash or tradable Buyer's common stock; and (iii) the Severance Payment as described in subsection 4(g) below, which payment shall be in lieu of any damages under this Agreement for any alleged breach of Employer. Employee shall be entitled to compensation under this subsection 4(b) only if, within ninety (90) days after the change in Employee status becomes effective, Employee gives Employer, or its successor or assigns, sixty (60) day's notice of Employee's intent to terminate the Period of Employment. Upon receiving this notice, Employer shall have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of the notice period, provided that Employer pays Employee all the Base Salary, other compensation and benefits due and owing through the balance of the notice period (not to exceed sixty (60) days), as well as all other compensation due and owing, including without limitation, the Severance Payment.

            (e) Disability. For purposes of this Agreement, Employee shall be deemed be disabled if the Employee has been unable to perform his duties under this Agreement or as directed by the Board of Directors under this Agreement for a period of 4 (4) consecutive weeks as a result of his physical or mental illness ("Disability Period"). Employer shall pay to Employee the sum of the following amounts: (i) all of his Base Salary, other compensation and benefits due and owing through the last day actually worked as well as the disability benefits to the Employee in the amount of fifty percent (50%) of Employee's Base Salary for the next thirty-six (36) month period or until employee returns to work

            (f) Good Cause. If the Employee experiences a material reduction in his Base Salary, other compensation or benefits, which is not comparable to


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similarly situated executives of the Company or a material reduction in the
Employee's official title or responsibilities, Employee may terminate the Period of Employment. In the event Employee terminates the Period of Employment under this subsection, Employer shall pay Employee the sum of the following amounts:
(i) his Base Salary, other compensation and benefits due and owing through the last day actually worked; (ii) one hundred thousand dollars ($100,000) in cash or tradable Buyer's common stock; and (iii) the Severance Payment as described in subsection 4(g) below, which payment shall be in lieu of any damages under this Agreement for any alleged breach of Employer. Employee shall be entitled to compensation under this subsection 4(f) only if, within ninety (90) days after the change in employee compensation or benefits becomes effective, Employee gives Employer, or its successor or assigns, sixty (60) day's notice of Employee's intent to terminate the Period of Employment. Upon receiving this notice, Employer shall have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of the notice period, provided that Employer pays Employee the sum of the following amounts:
(i) his Base Salary, other compensation, and benefits due and owing through the balance of the notice period (not to exceed sixty (60) days)(ii) one hundred thousand dollars ($100,000) in cash or tradable Buyer's common stock; and (iii) and all other compensation due and owing, including without limitation, the Severance Payment.

            (g) Severance Payment

                  (1) If Employee terminates the Period of Employment pursuant to subsection 4(d) and 4(f) above or Employer terminates the Period of Employment pursuant to subsection 4(a) above, Employer shall pay Employee the sum of the following amounts: (i) Base Salary and other compensation and benefits due and owing; (ii)the effective Base Salary for twenty-four (24) months from the date of termination; and (iii) Employer shall cause all of Employee's options and warrants to vest immediately upon termination which payment shall be in lieu of any damages under this Agreement for any alleged breach of Employer.


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            (h)   Termination Obligations

                  (1) Employee agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

                  (2) All benefits to which Employee is otherwise entitled shall cease ninety (90) days after Employee's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer.

                  (3) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

                  (4) The representations and warranties contained in this Agreement and Employee's obligations under this subsection 4(h) on Termination Obligations shall survive the termination of the Period of Employment and the expiration of this Agreement.

                  (5) Following any termination of the Period of Employment, Employee shall fully cooperate with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer. Employee shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Employee's acts or omissions while employed by Employer.

      5. Notices.

            Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Employee at the corresponding addresses below. Employee shall be obligated to notify Employers in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

                  Employer's Notice Addresses:

                  Wireless Frontier Internet, Inc.
                  104 W. Callaghan
                  Fort Stockton, Texas 79735


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                  Employee's Notice Address:

                  305 South Main
                  Fort Stockton, Texas 79735

      6. Action by Employer.

            All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Chief Executive Officer, by his or his designated representative, or another representative specifically authorized by the Board of Directors to fulfill the obligations under this Agreement.

      7. Integration and Other Policies.

            This Agreement supersedes all other prior and contemporaneous representations, agreements and statements, whether written or oral, express or implied, and it may not be contradicted by evidence of any prior or contemporaneous representations, statements or agreements. Except as specifically restricted by an express provision of this Agreement, Employer retains and may exercise all management rights and prerogatives in its discretion. However, to the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

      8. Amendments; Waivers.

            This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      9. Assignment; Successors and Assigns.

            This agreement will be binding on all successors and assigns of the Employer. The Employee may not delegate his duties hereunder.


      10. Severability.

            If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent


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jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

      11. Attorneys' Fees.

            In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

      12. Interpretation.

            This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

      13. Proprietary Information.

      Employee represents and warrants that Employer has consistently made Employee's willingness to protect Employer's confidential and proprietary information from any unauthorized use and disclosure, and Employee's willingness to comply with the terms of Employer's confidentiality policies, procedures, and agreements, conditions of (1) Employer's agreement to disclose confidential and proprietary information to Employee, (2) Employee's employment, and (3) Employee's continued employment. Employee agrees that Employer's requirement of satisfactory confidentiality agreements is reasonable and necessary to protect Employer's confidential and proprietary information and to effectuate the purposes of, and is ancillary to, Employee's employment agreement.

      14. Acknowledgment.

      The parties acknowledge that they have had the opportunity to consult legal counsel in regard to this Agreement, that they have read and understand this Agreement, that they are fully aware of its legal effect, and that they have entered into it freely and voluntarily and based on their own judgment and not on any representations or promises other than those contained in this Agreement.

      15. Governing Law.


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      Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Texas. Venue for all actions hereunder shall be in Pecos County, Texas.

      16. Prior Agreements Superceded.


      This Agreement supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter.



The parties have duly executed this Agreement as of the date first written above.


/s/ Alex Gonzalez
------------------------------
Name: Alex Gonzalez
Chairman & CEO



Wireless Frontier Internet, Inc.

/s/ Kelly Simmons
-------------------------------
   By:  Kelly Simmons
   Its: CFO

                                                     /s/ Tammy Huckaby
                                                   -------------------------
                                                        Notary Public





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